Exhibit 99.1
GLG PARTNERS REPORTS Q4 AND 2008 EARNINGS
•	Net AUM of $15.0 billion as of December 31, 2008, down 13% from September 30, 2008 and 39% from December 31, 2007. Gross AUM of $16.5 billion at December 31, 2008, down 22% from September 30, 2008 and down 43% from December 31, 2007

•	Net revenues of $72.7 million for Q4 2008 and $495.0 million for FY 2008, down 52% from 2007

•	Non GAAP adjusted net income of $28.2 million for Q4 2008 (or $0.09 per non GAAP weighted average fully diluted share) on a GAAP net loss attributable to common stockholders of $142.7 million

•	Non GAAP adjusted net income of $128.0 million for FY 2008 (or $0.41 per non GAAP weighted average fully diluted share) on a GAAP net loss attributable to common stockholders of $629.7 million

•	Agreed to acquire Société Générale Asset Management’s UK subsidiary — transaction expected to close in March 2009
New York, February 12, 2009 — GLG Partners, Inc. (“GLG”) (NYSE: GLG), the U.S. listed asset manager, today reported a GAAP net loss attributable to common stockholders of $142.7 million for the quarter ended December 31, 2008 and $629.7 million for the full year 2008. GAAP diluted EPS was ($0.66) for the quarter ended December 31, 2008 and ($2.97) for the full year 2008. As previously disclosed, under GAAP accounting GLG expects to recognize significant and largely non-cash compensation related expenses associated with GLG’s reverse acquisition transaction with Freedom Acquisition Holdings in November 2007. Accordingly, the fourth quarter and full year 2008 GAAP net loss resulted primarily from the recognition of $168.1 million and $756.6 million, respectively, of these Acquisition-related compensation expenses. There will be Acquisition-related GAAP compensation expenses quarterly, ending in the fourth quarter of 2013. For further discussion of these largely non cash Acquisition-related charges see below under “Non GAAP Financial Measures”.
Non GAAP adjusted net income was $28.2 million, down 78% year-over-year, for the quarter ended December 31, 2008, and $128.0 million, down 57% year-over-year, for 2008. The ratio of non GAAP adjusted net income to non GAAP weighted average fully diluted shares was $0.09 for the quarter ended December 31, 2008, down 76% from a year ago, and $0.41 for the full year 2008, down 53% from the prior year. Non GAAP adjusted net income and non GAAP weighted average fully diluted shares are financial measures not prepared under GAAP. A reconciliation of GAAP net income to non GAAP adjusted net income and average fully diluted shares under GAAP to non GAAP weighted average fully diluted shares is presented below under “Non GAAP Financial Measures”.
Table 1: Financial Highlights
(US$ in millions except per share amounts)

	4Q 2008	YoY Δ	2008	YoY Δ

Closing net AUM	15,039	(39%)	15,039	(39%)
Net revenues	72.7	(84%)	495.0	(52%)
GAAP net income attributable to common stockholders	(142.7)	(70%)	(629.7)	(103%)
GAAP fully diluted EPS	(0.66)	(75%)	(2.97)	41%
Non GAAP adjusted net income	28.2	(78%)	128.0	(57%)
Non GAAP adjusted net income divided by non GAAP weighted average fully diluted shares	0.09	(76%)	0.41	(53%)
“We faced a difficult environment in 2008 on multiple fronts, but we were able to substantially deepen our base of investment talent and broaden our focus as a firm. The acquisition of Société Générale Asset Management UK, which we began to evaluate during the summer of 2008 and which is expected to close in March this year, greatly enhances our long only offering. In addition, we recently announced the planned addition of the investment managers of the Pendragon Funds to our team, and we have been growing our presence in the 130/30 arena,” said Noam Gottesman, Chairman and Co-CEO of GLG. “Although the heightened level of economic uncertainty around the world continues to present both opportunities and challenges, we enjoy considerable flexibility with over $100 million in ‘free cash’ on the balance sheet and the scalable infrastructure to continue to selectively acquire firms and teams of leading investment professionals. GLG is off to a good start in 2009 and we are optimistic about our prospects.”
GLG’s total net assets under management (AUM) as of December 31, 2008 were $15.0 billion (net of assets invested from other GLG managed funds), down 39% from December 31, 2007 and 13% from September 30, 2008. The decline in net AUM over the course of the three months ended December 31, 2008 was largely due to negative performance, slightly offset by net inflows during the period (see Table 2 for a net AUM roll forward). Net inflows of $0.8 billion for the fourth quarter of 2008 include the previously announced redemptions from our emerging markets platform, the funding of the $1.6 billion Banca Fideuram (Intesa Sanpaolo Group) mandate, and the signing of an approximately $3.0 billion Société Générale Asset Management UK (“SGAM UK”) sub-advisory mandate as part of our growing strategic relationship with Société Générale. As previously announced, GLG agreed to acquire SGAM UK, a UK-based long-only asset manager with approximately $8.5 billion in AUM at the end of December 2008, and expects to complete the purchase in March 2009.

GLG’s total gross AUM (including assets invested from other GLG managed funds) were $16.5 billion at December 31, 2008, down 22% from September 30, 2008 and down 43% from December 31, 2007.
Table 2: Assets Under Management
(US$ in millions)

	As of December 31,
	2008	2007

Gross Fund-Based AUM	$9,996	$26,523

Managed Accounts AUM	6,119	2,357

Cash and Other Securities	430	206

Gross AUM	$16,544	$29,086

YoY % Change	(43.1%)	65.3%

Net AUM	$15,039	$24,612

YoY % Change	(38.9%)	62.4%

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Opening Net AUM	$17,280	$20,466	$24,612	$15,154

Inflows (net of redemptions)	771	2,927	(1,273)	6,077

Performance (gains net of losses and fees)	(2,649)	986	(7,605)	2,383

Currency translation impact (non-US$ AUM expressed in US$)	(364)	232	(695)	997

Closing Net AUM	$15,039	$24,612	$15,039	$24,612

% of Opening Net AUM

Net inflows (net of redemptions)	4.5%	14.3%	(5.2%)	40.1%

Net performance (gains net of losses and fees)	(15.3%)	4.8%	(30.9%)	15.7%

Net currency translation impact (non-US$ AUM expressed in US$)	(2.1%)	1.1%	(2.8%)	6.6%
Note: Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.
Financial and Operational Summary
Net revenues and other income was $72.7 million, down 84% year-over-year, for the quarter ended December 31, 2008, and $495.0 million, down 52% year-over-year, for

2008. These declines reflect mostly reduced performance levels at GLG funds and managed accounts.
Fourth quarter 2008 performance fees decreased 95% from the year ago period to $17.8 million on a combination of fewer GLG funds and managed accounts generating positive performance in the second half of the year and a 12% drop in average net AUM compared to the second half of 2007. It is our policy to recognize performance fees when they crystallize, generally on June 30 and December 31 of each year. Accordingly, the fourth quarter’s performance fees largely reflect second half performance. For 2008, performance fees declined 84% year-over-year to $107.5 million as fewer GLG funds and managed accounts generated positive performance.
Management and administration fees totalled $56.8 million for the quarter ended December 31, 2008, down 48% from the same period last year. This represented an annualized yield of 1.57% of average net AUM when adjusted to exclude the approximately $3.0 billion SGAM UK sub-advisory mandate signed in December 2008, a decline of 38 basis points (bps) compared to the yield in the fourth quarter of 2007. The decrease in management and administration fee yield in the fourth quarter of 2008 is primarily due to the impact of net flows in the second half of 2008 on GLG’s mix of AUM.
For 2008, management and administration fees totalled $386.9 million, a 10% increase from 2007, and represented a yield of 1.90% of average net AUM when adjusted to exclude the approximately $3.0 billion SGAM UK sub-advisory mandate signed in December 2008, an increase of 5 bps compared to 2007. Other income, which largely reflects the currency translation impact on cash held on our balance sheet and a loss on sale of investments of $2.4 million, decreased by $4.1 million from the fourth quarter one year ago resulting in a loss of $1.9 million for the three months ended December 31, 2008. For 2008, other income was $0.5 million, down $9.5 million from 2007.
The total level of non GAAP compensation, benefits and profit share (“CBP”) when expressed as a percentage of revenues dropped 46 percentage points to 11% in the quarter ended December 31, 2008 from the same period last year. In dollar terms, CBP decreased in the quarter ended December 31, 2008 by 97% from the year ago period to $7.6 million. For full year 2008, CBP was $196.3 million, down 66% year-over-year. Relative to revenues, CBP dropped 15 percentage points to 40% in 2008 versus last year. CBP is a financial measure not prepared under GAAP, and includes compensation, benefits and profit share but excludes Acquisition-related compensation expense described below under “Non GAAP Financial Measures”. GAAP compensation, benefits and profit share for the quarter ended December 31, 2008 decreased to $175.8 million compared to $893.2 million in the same quarter last year. For full year 2008, GAAP compensation, benefits and profit share decreased to $952.9 million relative to $1,211.2 million a year ago. The decrease largely reflected lower discretionary bonus accruals and limited partner profit share based on full year performance. Full year and fourth quarter 2008 GAAP compensation, benefits and profit share and non GAAP CBP included non Acquisition-related share-based compensation of approximately $72.4 million and $67.2 million, respectively. Please note that compensation, benefits and profit share is mostly discretionary and is finalized based primarily on full year performance as at December 31 of each year.
General, administrative, and other expenses for the quarter ended December 31, 2008 increased 6% from the year ago period to $30.9 million, and increased 12% year-over-year for 2008 to $121.7 million. These increases largely reflect additional costs related to GLG’s transition to a public company beginning in the fourth quarter of 2007. Net interest expense was $4.5 million and $16.6 million during the quarter and full year ended December 31, 2008, respectively. Net interest expense largely reflects the cost of borrowings under our term loan and revolving credit facilities offset by interest income on cash balances.
“GLG strengthened operations and risk management in 2008 and we took important steps to more appropriately scale our business and to bolster our positioning regarding counterparty risk,” said Emmanuel Roman, Co-CEO of GLG. “The new teams of professionals we recruited to lead our emerging markets strategies and build out our macro and special situations platforms have been assimilated and are already starting to make a positive mark on GLG. Lastly, we have conducted detailed integration planning and are looking forward to the addition of Société Générale Asset Management UK from next month.”
Capital and Dividends
As of December 31, 2008, there were 245.8 million common shares, 58.9 million FA Sub 2 Limited Exchangeable Shares and 54.5 million warrants outstanding. In the fourth quarter of 2008, no warrants were repurchased or exercised and 1.2 million shares were repurchased for $3.7 million. During 2008, GLG repurchased 7 million warrants for $37.4 million, 1.5 million shares for $7.7 million and 2.1 million warrants were exercised at $7.50 per share for aggregate proceeds of $16.1 million.
In 2009, through February 11, GLG repurchased 28.3 million common shares for $64.3 million, leaving 245.8 million common shares and 58.9 million FA Sub 2 Exchangeable Shares outstanding. Since the inception of GLG’s repurchase program in November 2007 (through February 11, 2009), GLG has repurchased 14.3 million warrants for $82.9 million and 29.8 million shares for $72.0 million and 5.5 million warrants have been exercised at $7.50 per share for aggregate proceeds of $41.4 million.
GLG’s Board of Directors has extended the Company’s stock and warrant repurchase program until August 2009 and approximately $44.8 million remains available. No dividend was declared for the fourth quarter of 2008 following the Board’s decision in December to discontinue paying a regular quarterly dividend on its common stock, in order to retain flexibility given the prevailing economic climate. The Board will consider re-establishing the regular quarterly dividend as well as the payment of a special dividend as and when it determines appropriate in the future.

Investor/Analyst Conference Call and Webcast
GLG will hold a conference call for investors and analysts on Thursday, February 12, 2009 at 9:30 a.m. EST / 2:30 p.m. GMT hosted by Chairman of the Board and Co-Chief Executive Officer, Noam Gottesman, and Chief Financial Officer, Jeffrey Rojek. To participate by telephone, the domestic dial-in number is +1 888 680 0869 and the international dial-in number is +1 617 213 4854. The access code is 55460300. For the replay, which will be available until March 12, 2009, the domestic dial-in number is +1 888 286 8010 and the international dial-in number is +1 617 801 6888. The replay access code is 79343056. The teleconference will also be available via live webcast on GLG’s website at www.glgpartners.com.
Participants may pre-register for the call at:
https://www.theconferencingservice.com/prereg/key.process?key=PUDNRM476
(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)
Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.
The webcast will be available for replay on the “Calendar of Events” page of GLG’s website until March 12, 2009.
About GLG
GLG is a U.S. listed asset management company offering its base of long-standing prestigious clients a diverse range of alternative and traditional investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers with a growing presence in the traditional long-only investment product market. As of December 31, 2008, GLG managed net AUM of over $15 billion.
Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the volatility in the financial markets; market conditions for GLG managed investment funds;

performance of GLG managed investment funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk, including counterparty risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, investment in derivatives, availability of credit, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com

Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
glg@finsbury.com

Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
glg@finsbury.com

Non GAAP Financial Measures
GLG presents certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP), in addition to financial results prepared in accordance with GAAP.
Non GAAP compensation, benefits and profit share: GLG’s management assesses its personnel-related expenses based on the measure non GAAP compensation, benefits and profit share, or non GAAP CBP. Non GAAP CBP reflects GAAP compensation, benefits and profit share adjusted to exclude Acquisition-related compensation expense in connection with the acquisition by Freedom Acquisition Holdings Inc. (“Freedom”) of GLG Partners LP and associated entities.
The majority of the Acquisition-related compensation expense is the result of the accounting for an agreement among certain of the GLG’s principals concurrent with the acquisition. Although there were no additional equity shares issued to the principals as a result of the agreement, due to the service conditions contained in the agreement, GAAP requires a charge to compensation as the service conditions are met for the fair value of those shares as of the date of the agreement. Management believes that this non-cash charge to compensation expense does not reflect GLG’s ongoing core business operations and compensation expense and excludes such amounts for assessing GLG’s ongoing core business performance.
GLG subtracts any compensation expense related to dividends paid on unvested shares. Compensation expense is only booked in accordance with SFAS 123(R) on dividends on unvested shares that are ultimately not expected to vest.
Additionally, GLG includes in its Acquisition-related compensation expense any gains or losses realized from investments in GLG funds held by equity participation plan participants.
Non GAAP CBP is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP compensation, benefits and profit share.
Non GAAP Adjusted Net Income: GLG’s management assesses the underlying performance of its business based on the measure “adjusted net income,” which adjusts GAAP net (loss)/income before minority interest for (1) the Acquisition-related compensation expense, (2) to the extent that GLG records a tax benefit related to Acquisition-related compensation that is tax deductible for GAAP purposes, the impact of that tax benefit in calculating non GAAP adjusted net income, and (3) the cumulative dividends payable to the holders of exchangeable shares of our FA Sub 2 Limited subsidiary in respect of our estimate of the net taxable income of FA Sub 2 Limited allocable to such holders multiplied by an assumed tax rate. Adjusted net income is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP net (loss)/income as an indicator of GLG’s operating performance or any other measures of performance derived in accordance with GAAP.

Non GAAP Weighted Average Fully Diluted Shares: GLG’s management assesses business performance per share based on the measure “non GAAP weighted average fully diluted shares outstanding,” which adjusts average fully diluted shares outstanding under GAAP for (1) the unvested shares issued pursuant to our equity participation plan, which are recorded under GAAP as treasury shares, but upon which we will pay dividends to the extent we pay them on vested shares; (2) unvested shares awarded under our 2007 Restricted Stock Plan and our 2007 Long-Term Incentive Plan upon which we will pay dividends to the extent we pay them on vested shares; (3) the impact on the weighted average fully diluted shares outstanding of including all of the 69 million outstanding shares of Freedom common stock immediately prior to the closing of the acquisition by Freedom from January 1, 2007 rather than from November 2, 2007; and (4) the impact of including all of the 74 million Freedom warrants as outstanding from January 1, 2007 rather than from November 2, 2007 in determining the weighted average number of warrants outstanding in each period, and applying the treasury stock method to determine the number of fully diluted shares outstanding under such warrants applying the stock price on November 2, 2007 for all dates prior to November 2, 2007. Non GAAP weighted average fully diluted shares is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP fully diluted shares outstanding or used in calculating GAAP earnings per share.
GLG is providing these non GAAP financial measures to enable investors, securities analysts and other interested parties to perform additional financial analysis of GLG’s personnel-related costs and its earnings from operations and because GLG believes that they will be helpful to investors in understanding all components of personnel-related costs of GLG’s business. GLG’s management believes that non GAAP financial measures also enhance comparisons of GLG’s core results of operations with historical periods. In particular, GLG believes that the non GAAP adjusted net income measure better represents economic income than does GAAP net (loss)/income primarily because of the adjustments described under “Non GAAP Adjusted Net Income” above. Non GAAP weighted average fully diluted shares is a non GAAP financial measure that GLG uses internally to measure the number of shares on which it expects to pay dividends plus the warrants outstanding under the treasury stock method. In addition, GLG uses these non GAAP financial measures in its evaluation of its core results of operations and trends between fiscal periods and believes these measures are an important component of its internal performance measurement process. GLG also prepares forecasts for future periods on a basis consistent with these non GAAP financial measures.
Investors should consider these non GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of performance prepared in accordance with GAAP. The non GAAP financial measures presented by GLG may be different from financial measures used by other companies.
SOURCE: GLG Partners Inc.

GLG Partners, Inc.
Consolidated Balance Sheets
(US$ in thousands; US GAAP)

	As of December 31,	As of December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$316,195	$429,422
Restricted cash	13,315	24,066
Fees receivable	42,106	389,777
Prepaid expenses and other assets	34,051	30,417

Total Current Assets	405,667	873,682
Non-Current Assets
Investments (at fair value)	65,484	96,108
Goodwill	587	—
Other assets	3,868	5,268
Property, plant and equipment, net	14,076	9,079

Total Non-Current Assets	84,015	110,455

Total Assets	489,682	984,137

Liabilities and Stockholders’ Equity

Current Liabilities
Rebates and sub-administration fees payable	$26,234	$21,207
Accrued compensation, benefits and profit share	148,531	467,887
Income taxes payable	15,633	37,464
Distribution payable	7,592	78,093
Accounts payable and other accruals	47,176	37,624
Revolving credit facility	40,000	40,000
Other liabilities	50,765	16,092

Total Current Liabilities	335,931	698,367

Minority Interests	—	1,911
Loans Payable	530,000	530,000

Total Non-Current Liabilities	530,000	531,911

Total Liabilities	865,931	1,230,278

Commitments and Contingencies	—	—

Stockholders’ equity

Common stock, $.0001 par value; 1,000,000,000 authorized, 245,784,390 issued and outstanding (2007: 244,730,988 issued and outstanding)	$24	$24
Additional Paid in Capital	1,176,054	575,589
Treasury Stock, 21,418,500 shares of common stock (2007: 25,382,500) [1]	(293,434)	(347,740)
Series A voting preferred stock; 150,000,000 authorized, 58,904,993 issued and outstanding (2007: 58,904,993 issued and outstanding)	6	6
Accumulated deficit	(1,241,758)	(477,497)
Accumulated other comprehensive income	(17,141)	3,477

Total stockholders’ equity	(376,249)	(246,141)

Total liabilities and stockholders’ equity	489,682	984,137

[1]	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants and included in common stock issued and outstanding.

GLG Partners, Inc.
Combined and Consolidated Statement of Operations
(US$ in thousands; US GAAP)

	Three Months Ended December 31,
	2008	2007	% Change
Net revenues and other income

Management fees, net	$48,124	$88,260	(45.5%)
Performance fees, net	17,755	334,826	(94.7%)
Administration fees, net	8,697	21,237	(59.0%)
Other	(1,870)	2,206	(184.8%)

Total net revenues and other income	72,706	446,529	(83.7%)

Expenses

Employee compensation and benefits	(199,993)	(699,687)	(71.4%)
Limited partner profit share	24,206	(193,500)	(112.5%)

Compensation, benefits and profit share	(175,787)	(893,187)
General, administrative and other	(30,933)	(29,291)	5.6%

Total expenses	(206,720)	(922,478)	(77.6%)

Loss from operations	(134,014)	(475,949)	(71.8%)
Interest income, net	(4,503)	(2,345)	92.0%

Loss before income taxes	(138,517)	(478,294)	(71.0%)
Income taxes	(1,575)	(30,979)	(94.9%)

GAAP net loss	$(140,092)	$(509,273)	(72.5%)
Minority interests Cumulative dividends	(2,567)	(2,723)
Share of income	—	33,885

GAAP net loss attributable to common stockholders	$(142,659)	(478,111)	(70.2%)

Weighted average shares outstanding, basic	214,809	180,683
Net loss per common share, basic	(0.66)	(2.65)	(75.0%)

Net loss attributable to common stockholders, diluted	(142,659)	(478,111)
Weighted average shares outstanding, diluted	214,809	180,683
Net loss per share, diluted	(0.66)	(2.65)	(75.0%)

GLG Partners, Inc.
Combined and Consolidated Statement of Operations
(US$ in thousands; US GAAP)

	Twelve Months Ended December 31,
	2008	2007	% Change
Net revenues and other income

Management fees, net	$317,787	$287,152	10.7%
Performance fees, net	107,517	678,662	(84.2%)
Administration fees, net	69,145	64,224	7.7%
Other	542	10,080	(94.6%)

Total net revenues and other income	494,991	1,040,118	(52.4%)

Expenses

Employee compensation and benefits	(874,937)	(810,212)	8.0%
Limited partner profit share	(77,979)	(401,000)	(80.6%)

Compensation, benefits and profit share	(952,916)	(1,211,212)
General, administrative and other	(121,749)	(108,926)	11.8%

	(1,074,665)	(1,320,138)	(18.6%)

Loss from operations	(579,674)	(280,020)	107.0%
Interest income, net	(16,613)	2,350	(806.9%)

Loss before income taxes	(596,287)	(277,670)	114.7%
Income taxes	(14,231)	(64,000)	(77.8%)

GAAP net loss	$(610,518)	$(341,670)	78.7%

Minority interests
Exchangeable shares dividends	(4,418)	—
Cumulative dividends	(14,761)	(2,723)
Share of income	—	33,885

GAAP net loss attributable to common stockholders	$(629,697)	$(310,508)	102.8%

Weighted average shares outstanding, basic	212,225	147,048
Net loss per common share, basic	(2.97)	(2.11)	40.8%

Net loss attributable to common stockholders, diluted	(629,697)	(310,508)
Weighted average shares outstanding, diluted	212,225	147,048
Net loss per share, diluted	(2.97)	(2.11)	40.8%

GLG Partners, Inc.
Combined and Consolidated Statements of Cash Flows
(US$ in thousands; US GAAP)

	Twelve Months Ended December 31,
	2008	2007
Net cash provided by operating activities	$77,277	$382,939

Net cash used in investing activities	7,549	(124,888)

Net cash used in financing activities	(177,404)	(95,437)

Net decrease in cash and cash equivalents	(92,578)	162,614

Effect of foreign currency translation on cash	(20,649)	(6,340)

Cash and cash equivalents at beginning of year	429,422	273,148

Cash and cash equivalents at end of year	316,195	429,422

GLG Partners, Inc.
Non GAAP Adjusted Net Income for Three Months and Year Ended December 31, 2008 and December 31, 2007
(US$ in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2008	2007	% Change	2008	2007	% Change
Derivation of non GAAP adjusted net income

GAAP net (loss)/income	$(140,092)	(509,273)	(72.5%)	(610,518)	(341,670)	78.7%
Add: Acquisition-related compensation expense	168,138	639,077		756,646	639,077
Less: tax effect of Acquisition-related compensation expense	2,676	0		(3,334)	0
Less: cumulative dividends	(2,567)	(2,723)		(14,761)	(2,723)

Non GAAP adjusted net income	$28,155	127,081	(77.8%)	128,033	294,684	(56.6%)

Non GAAP adjusted net income per non GAAP weighted average fully diluted share	0.09	0.38	(76.3%)	0.41	0.88	(53.4%)

Non GAAP weighted average fully diluted shares	306,168	331,263		308,796	333,737
GLG Partners, Inc.
Non GAAP Expenses for Three Months and Year Ended December 31, 2008 and December 31, 2007
(US$ in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2008	2007	% Change	2008	2007	% Change
Non GAAP expenses

Compensation, benefits and profit share	$(175,787)	(893,186)	(80.3%)	(952,916)	(1,211,212)	(21.3%)
Add: Acquisition-related compensation expense	168,138	639,077	(73.7%)	756,646	639,077	18.4%

Non GAAP compensation, benefits and profit share (CBP)	$(7,649)	$(254,109)	(97.0%)	$(196,270)	$(572,135)	(65.7%)

GAAP general, administrative and other	(30,933)	(29,291)	5.6%	(121,749)	(108,926)	11.8%

Non GAAP total expenses	$(38,582)	$(283,400)	(86.4%)	$(318,019)	$(681,061)	(53.3%)

GLG Partners, Inc. Financial Supplement

(USD in millions)	2008	2007	Q4 2008	4Q 2007

Opening Net AUM	$24,612	$15,154	$17,280	$20,466
Inflows (net of redemptions)	(1,273)	6,077	771	2,927
Performance (gains net of losses and fees)	(7,605)	2,383	(2,649)	986
Currency translation impact (non-US$ AUM expressed in US$)	(695)	997	(364)	232
Closing Net AUM	15,039	24,612	15,039	24,612

Average net AUM	21,049	18,981	16,160	22,539

(USD in thousands except per share amounts)
Management fees	$317,787	$287,152	$48,124	$88,260
Performance fees	107,517	678,662	17,755	334,826
Administration fees	69,145	64,224	8,697	21,237
Other	542	10,080	(1,870)	2,206

Total net revenues and other income	494,991	1,040,118	72,706	446,529

Compensation, benefits and profit share	(952,916)	(1,211,212)	(175,787)	(893,187)
General, administrative and other	(121,749)	(108,926)	(30,933)	(29,291)
Net interest income	(16,613)	2,350	(4,503)	(2,345)
Income tax expense	(14,231)	(64,000)	(1,575)	(30,979)

GAAP net income before minority interests	(610,518)	(341,670)	(140,092)	(509,273)

Add: Acquisition-related compensation expense	756,646	639,077	168,138	639,077
Less: Tax effect of Acquisition-related compensation expense	(3,334)	—	2,676	—
Deduct: Cumulative dividends	(14,761)	(2,723)	(2,567)	(2,723)

Non GAAP adjusted net income(1)	$128,033	$294,684	$28,155	$127,081

Non GAAP weighted average fully diluted shares	308,796	333,737	306,168	331,263
Non GAAP adjusted net income divided by non GAAP weighted average fully diluted shares	0.41	0.88	0.09	0.38

Management fees and Administration fees / Average net AUM(2)(3)	1.90%	1.85%	1.57%	1.94%
Total net revenues and other income / Average net AUM(2)(3)	2.43%	5.48%	2.00%	7.92%

Compensation, benefits and profit share less Acquisition-related compensation expense / Total net revenues and other income	39.7%	55.0%	10.5%	56.9%

General, administrative and other expenses / Average Net AUM(2)(3)	0.6%	0.6%	0.9%	0.5%

Non GAAP adjusted net income / Total net revenues and other income	25.9%	28.3%	38.7%	28.5%

“Effective” tax rate (sum of income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense / sum of adjusted net income, income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense)	20.2%	18.5%	4.9%	21.0%

(1)	See “Non-GAAP Financial Measures” for further detail.

(2)	Ratios annualized for quarterly information.

(3)	Average net AUM for a given period is calculated as a 2 point average for the quarters and 5 point average for the years. Ratios calculated using the Q4 and 2008 average net AUM exclude the approximately $3.0 billion Société Générale Asset Management UK mandate.

GLG Partners, Inc.
Share Count Reconciliation: GAAP Weighted Average Fully Diluted Shares to
Non GAAP Weighted Average Fully Diluted Share Count
(Share count in thousands)

	2008	2007	4Q 2008	4Q 2007
Outstanding
Common stock (including Treasury Stock1)	238,124	234,263	238,124	234,263
Unvested shares	7,660	10,468	7,660	10,468

Total issued and outstanding common stock	245,784	244,731	245,784	244,731
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905
Warrants	54,485	63,633	54,485	63,633

Weighted Average Outstanding
Common stock (excluding Treasury Stock1)	212,225	147,048	214,809	180,683
Unvested shares	9,322	10,468	8,613	10,468
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905
Warrants	54,894	11,017	54,485	43,709

GAAP Weighted Average Fully Diluted Share Count
Common stock	212,225	147,048	214,809	180,683
Unvested shares	—	—	—	—
FA Sub 2 Limited Exchangeable Shares	—	—	—	—
Warrants	—	—	—	—

Total	212,225	147,048	214,809	180,683

Non GAAP adjustments to weighted average fully diluted share count
Common stock:
GAAP weighted average fully diluted share count	212,225	147,048	214,809	180,683

add: unvested shares issued pursuant to our equity participation plan, Restricted Stock Plan and LTIP on which dividends will be paid to the extent we pay them on vested shares	35,019	35,851	32,454	35,851

add: impact on weighted average fully diluted shares outstanding in each period of including 69.8 million shares of Freedom common stock from January 1, 2007 instead of November 2, 2007	—	58,517	—	25,037

add: impact of using a post acquisition averaging period (59 days) for post acquisition warrant exercises and repurchases.	—	271	—	116

Non GAAP weighted average fully diluted share count	247,244	241,687	247,263	241,687

FA Sub 2 Limited Exchangeable Shares:
GAAP weighted average fully diluted share count	—	—	—	—
add: inclusion of Exchangeable Shares as dilutive under non GAAP	58,905	58,905	58,905	58,905

Non GAAP weighted average fully diluted share count	58,905	58,905	58,905	58,905

Warrants:
GAAP weighted average fully diluted share count	—	—	—	—
add: inclusion of weighted average warrants as dilutive under non-GAAP (2)(3)	2,647	33,145	—	30,671

Non GAAP weighted average fully diluted share count	2,647	33,145	—	30,671

Non GAAP Weighted Average Fully Diluted Share Count(2) (3)
Common stock	247,244	241,687	247,263	241,687
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905
Warrants	2,647	33,145	—	30,671

Total	308,796	333,737	306,168	331,263

Equity Market Capitalization (USD in Thousands)
Common equity market capitalization (4)	693,505	4,129,449	693,505	4,129,449
Warrant market capitalization	2,724	383,068	2,724	383,068

Total equity capitalization (4)	696,229	4,512,517	696,229	4,512,517

(1)	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants.

(2)	Reflects weighted average diluted shares outstanding eligible to receive common dividends or the equivalent, plus diluted warrants outstanding under the treasury stock method

(3)	Uses the November 2, 2007, the date the Freedom transaction closed, price of $13.70 and share count of 230,467,891 for all prior periods.

(4)	Assumes conversion of FA Sub 2 Limited Exchangeable Shares

GLG
Composition of Assets Under Management
($ millions)

	As of December 31,	As of December 31,	YOY	Qtr on Qtr % Change		As of September 30,	As of September 30,	YOY
	2008	2007	% Change	Q4 2008	Q4 2007	2008	2007	% Change

Alternative strategy	$6,590	18,833	(65.0%)	(51.9%)	28.0%	13,692	14,713	(6.9%)
Long-only	1,766	4,774	(63.0%)	(42.6%)	4.7%	3,079	4,561	(32.5%)
Internal FoHF	1,133	2,318	(51.1%)	(33.0%)	40.4%	1,690	1,651	2.3%
External FoHF	506	598	(15.4%)	(13.8%)	(0.1%)	587	598	(1.9%)

Gross Fund-Based AUM	9,996	26,523	(62.3%)	(47.5%)	23.2%	19,048	21,524	(11.5%)

Managed accounts	6,119	2,357	159.6%	232.0%	23.7%	1,843	1,905	(3.3%)
Cash	430	206	108.7%	64.8%	25.6%	261	164	59.1%

Total Gross AUM	16,545	29,086	(43.1%)	(21.8%)	23.3%	21,152	23,593	(10.3%)

Less: alternative strategy investments in GLG Funds	(473)	(2,090)	(77.4%)	(78.1%)	47.3%	(2,161)	(1,419)	52.3%
Less: long-only investments in GLG funds	(3)	0		(40.0%)		(5)	0
Less: internal FoHF investments in GLG funds	(998)	(2,331)	(57.2%)	(40.4%)	41.0%	(1,674)	(1,653)	1.3%
Less: external FoHF investments in GLG funds	(32)	(53)	(39.6%)	—	(3.6%)	(32)	(55)	(41.8%)

Net AUM	$15,039	$24,612	(38.9%)	(13.0%)	(3.6%)	17,280	20,466	(15.6%)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	December 31,	September 30,	September 30,
	2008	2007	2008	2007
Quarterly Average gross AUM	$18,848	$26,339	$24,524	22,557
Quarterly Average Net AUM	16,160	22,539	20,474	19,526
Opening Net AUM	$17,280	$20,466	$23,668	18,585
Inflows (net of redemptions)	771	2,927	(2,182)	1,633
Performance (gains net of losses and fees)	(2,649)	986	(3,139)	(297)
Currency translation impact (non-US$ AUM expressed in US$)	(364)	232	(1,068)	545

Closing Net AUM	$15,039	$24,612	$17,280	20,466

Note: Inflows over a period can distort performance figures when expressed as a percentage of opening net AUM. Totals may not add up due to rounding.